Exhibit 99.11

July 10, 2026

Forethought Variable Insurance Trust

10 West Market Street, Suite 2300

Indianapolis, IN 46204

Re:	Forethought Variable Insurance Trust – Registration Statement on Form N-14 (the “Registration Statement”)

Ladies and Gentlemen:

This opinion is given in connection with the filing by Forethought Variable Insurance Trust (the “Trust”), a Delaware statutory trust, in connection with the Trust’s Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the “1933 Act”), filed with the U.S. Securities and Exchange Commission (“SEC”), on July 10, 2026, relating to the transfer of all of the assets of the Global Atlantic Goldman Sachs Core Fixed Income Portfolio (“GA Goldman Core Fixed”) (the “Acquired Portfolio”), a series of the Trust, in exchange for the issuance of shares of beneficial interest of the corresponding share class of the Global Atlantic BlackRock High Yield Portfolio (to be renamed Global Atlantic BlackRock Multi-Sector Fixed Income Portfolio) (“GA BlackRock Multi-Sector Fixed Income”) (the “Acquiring Portfolio”), a series of the Trust (the “Shares”), and the assumption by the Acquiring Portfolio of all of the liabilities of the Acquired Portfolio, pursuant to the proposed reorganization as described in the Registration Statement and in the form of Agreement and Plan of Reorganization (the “Agreement”) by and between the Trust, on behalf of the Acquiring Portfolio and the Acquired Portfolio, filed therewith.

In connection with the opinions set forth herein, we have examined the following Trust documents: the Trust’s Amended and Restated Agreement and Declaration of Trust; the Trust’s By-Laws; pertinent provisions of the laws of the State of Delaware; and such other Trust records, certificates, resolutions, documents and statutes that we have deemed relevant in order to render the opinion expressed herein. In addition, we have reviewed and relied upon a Certificate dated July 6, 2026, issued by the Delaware Secretary of State.

In rendering this opinion we have assumed, without independent verification, (i) the due authority of all individuals signing in representative capacities and the genuineness of signatures; (ii) the authenticity, completeness and continued effectiveness of all documents or copies furnished to us; (iii) that any resolutions provided have been duly adopted by the Trust’s Board of Trustees; (iv) that the facts contained in the instruments and certificates or statements of public officials, officers and representatives of the Trust on which we have relied for the purposes of this opinion are true and correct; and (v) that no amendments, agreements, resolutions or actions have been approved, executed or adopted which would limit, supersede or modify the items described above. Where documents are referred to in resolutions approved by the Board of Trustees, or in the Registration Statement, we have assumed such documents are the same as in the most recent form provided to us, whether as an exhibit to the Registration Statement or otherwise. When any opinion set forth below relates to the existence or standing of the Trust, such opinion is based entirely upon and is limited by the items referred to above, and we understand that the foregoing assumptions, limitations and qualifications are acceptable to you.

Based on such examination, we are of the opinion that:

1.	The Trust is a Delaware statutory trust duly organized, validly existing, and in good standing under the laws of the State of Delaware; and

2.	The Shares have been duly authorized for issuance by the Trust and upon the satisfaction of the conditions contained in the Registration Statement and the Agreement and in accordance with the requirements of applicable federal and state law, the Shares of the Acquiring Portfolio will be legally issued, fully-paid and non-assessable when issued to shareholders of the Acquired Portfolio.

In rendering the opinion above, insofar as it relates to the good standing and valid existence of the Trust, we have relied solely on a Certificate of the Secretary of State of the State of Delaware, dated as of July 6, 2026, and such opinion is limited accordingly and is rendered as of the date of such Certificate.

This opinion is limited to the Delaware Statutory Trust Act statute (which for this purpose includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws), and we express no opinion with respect to the laws of any other jurisdiction or to any other laws of the State of Delaware. Further, we express no opinion as to compliance with any state or federal securities laws, including the securities laws of the State of Delaware.

We hereby consent to all references to our firm in the Registration Statement. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act and the rules and regulations thereunder.

Sincerely,

/s/ Dechert LLP

Dechert LLP